Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders
Dreyfus/Laurel Funds Trust:

We consent to the use of our reports dated February 26, 2010, pertaining to Dreyfus Core Value Fund and Dreyfus High Yield Fund, each a series of Dreyfus/Laurel Funds Trust, incorporated by reference herein and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Counsel and Independent Registered Public Accounting Firm” in the statements of additional information.

KPMG LLP

New York, New York
April 28, 2010